Kirkpatrick and Lockhart LLP
                       Four Embarcadero Center, 10th Floor
                             San Francisco, CA 94111


                                 March 14, 2003




First American Investment Funds, Inc.
800 Nicollet Mall
Minneapolis, MN  55402


         Re: Reorganizations to Combine Series
             ---------------------------------
             of a Maryland Corporation
             -------------------------

Ladies and Gentleman:

     First American Investment Funds, Inc., a Maryland corporation ("Corporation"), on behalf of each segregated portfolio of assets ("series") thereof listed on Schedule A attached hereto,(1) has requested our opinion as to certain federal income tax consequences of the proposed acquisition of each Acquired Fund by the Acquiring Fund listed opposite its name on Schedule A pursuant to a Plan of Reorganization and Termination approved by Corporation's Board of Directors ("Board") at a meeting held on December 3-4, 2002 ("Plan").(2) Specifically, Corporation has requested our opinion, with respect to each Reorganization --

          (1) that Acquiring Fund's acquisition of Acquired Fund's assets in exchange solely for voting shares of common stock, par value $
     0.0001 per share, of Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Acquired Fund's liabilities, followed by Acquired Fund's distribution of those shares pro rata to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders") constructively in exchange for their shares of common stock, par value $ 0.0001 per share, of Acquired Fund ("Acquired Fund Shares"), will qualify as a "reorganization" as


--------------------

(1) Each such series is sometimes referred to herein as a "Fund," each such series listed under the heading "Acquired Funds" is referred to herein as an "Acquired Fund," and each such series listed under the heading "Acquiring Funds" is referred to herein as an "Acquiring Fund."

(2)  The series of  transactions  (summarized  in paragraph  (1) below) in which
each  pair  of  Acquired  and  Acquiring   Funds   ("corresponding   Funds")  is
participating is referred to herein as a "Reorganization."

First American Investment Funds, Inc.
March 14, 2003
Page 2


     defined in section 368(a)(1)(C),(3) and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

          (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

          (3)   regarding   the  basis  and   holding   period   after  the
     Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statement dated January 31, 2003, that was furnished in connection with the solicitation of proxies by the Board for use at a special meeting of the Acquired Funds' shareholders held on March 13, 2003 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of Corporation and the representations described below and made in the Plan (as contemplated in paragraph 4.3.19 thereof) (collectively, "Representations").(4)

                                      FACTS
                                      -----

     Corporation is a Maryland corporation, and each Fund is a duly established and designated series thereof. Corporation is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

     The Acquired Fund Shares are divided into five classes, designated Class A, Class B, Class C, Class S, and Class Y Shares ("Class A Acquired Fund Shares," "Class B Acquired Fund Shares," "Class C Acquired Fund Shares," "Class S Acquired Fund Shares," and "Class Y Acquired Fund Shares," respectively). The Acquiring Fund Shares also are divided into five classes, also designated Class A, Class B, Class C, Class S, and Class Y Shares ("Class A Acquiring Fund

--------------------

(3) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("Regulations").

(4) For convenience, the balance of this letter refers only to a single Reorganization, one Acquired Fund, and one Acquiring Fund (except for the descriptions in "Facts" of the Funds' respective investment objectives and strategies and the reference thereto in part I.E.1 under "Analysis," below), but the opinions and analysis herein apply separately to each Reorganization.

First American Investment Funds, Inc.
March 14, 2003
Page 3


Shares,"  "Class B Acquiring  Fund  Shares,"  "Class C Acquiring  Fund  Shares,"
"Class S Acquiring Fund Shares," and "Class Y Acquiring Fund Shares," respectively). Each class of Acquiring Fund Shares is substantially similar to the corresponding class of Acquired Fund Shares (i.e., the Funds' Class A, Class B, Class C, Class S, and Class Y Shares correspond to each other).

     The Reorganization, together with related acts necessary to consummate it ("Closing"), will occur on or about the date hereof, and all acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time Corporation determines ("Effective Time").

     The investment objective of each Acquired Fund is identical or substantially similar to that of its corresponding Acquiring Fund; and the principal investment strategies of each Acquired Fund are similar, and in some cases identical, to those of its corresponding Acquiring Fund, with the exception of Health Sciences Fund and Large Cap Growth Opportunities Fund. Those investment objectives and strategies (the latter being more fully described in the Proxy Statement) are as follows:

     (1) Large Cap Growth Fund and Large Cap Growth Opportunities Fund have identical investment objectives and principal investment strategies.

     (2) Health Sciences Fund and Large Cap Growth Opportunities Fund have identical investment objectives, but there are some differences between their investment strategies. As a non-diversified sector fund, Health Sciences Fund invests primarily in common stocks of companies principally engaged in developing, producing, or distributing products or services connected with health care or medicine. In contrast, Large Cap Growth Opportunities Fund (the Acquiring Fund), which also invests primarily in common stocks, does not restrict its investments to a particular business sector of the market (and thus may invest in all sectors, including the health care/medicine sector). In addition, Health Sciences Fund's investments may include development stage companies, small- and mid-capitalization companies, as well as initial public offerings under certain market conditions, while Large Cap Growth Opportunities Fund invests primarily in large-capitalization companies.

     (3) Mid Cap Growth Fund and Mid Cap Growth Opportunities Fund have substantially similar investment objectives and investment strategies. The investment objective of Mid Cap Growth Fund is growth of capital, while Mid Cap Growth Opportunities Fund seeks capital appreciation. Both Funds invest primarily in mid-capitalization companies.

     (4) Small Cap Growth Fund and Small Cap Select Fund have substantially similar investment objectives and investment strategies. The investment objective of Small Cap Growth Fund is growth of capital, while Small Cap Select Fund seeks capital appreciation. Both Funds invest primarily in small-capitalization companies.

First American Investment Funds, Inc.
March 14, 2003
Page 4


     (5) Emerging Markets Fund and International Fund have identical investment objectives. Although both of these Funds primarily invest in equity securities that trade in markets other than the United States, there are some differences between their investment strategies. For example, International Fund (the Acquiring Fund) may select investments from a broader universe of companies than Emerging Markets Fund -- International Fund invests primarily in equity securities that trade in markets other than the United States, while Emerging Markets Fund invests primarily in equity securities of issuers in emerging markets.

     (6) Bond IMMDEX(TM) Fund and Core Bond Fund have identical investment objectives -- to provide investors with high current income consistent with limited risk to capital -- and similar investment strategies. Both Funds normally invest primarily in securities issued or guaranteed by the U.S. government or its agencies or instrumentalities, corporate debt obligations, and mortgage- and asset-backed securities. Bond IMMDEX(TM) Fund also may invest in debt obligations issued by foreign governments and other foreign issuers. Debt securities in each Fund are rated investment grade at the time of purchase or, if unrated, determined to be of comparable quality by the Advisor (as defined below). The primary difference between the two Funds is that Bond IMMDEX(TM) Fund attempts to make its duration, return, and overall interest rate sensitivity comparable to that of a benchmark index (the Lehman Brothers Government/Credit Bond Index), while Core Bond Fund uses a "top down" approach to select investments.

     (7) High Yield Bond Fund and High Income Bond Fund have identical investment objectives and investment strategies.

     As stated in the Proxy Statement, U.S. Bancorp Asset Management, Inc., each Fund's investment advisor ("Advisor"), believes, based on its review of each Fund's investment portfolio, that most of each Acquired Fund's assets will be consistent with its corresponding Acquiring Fund's investment objective and policies and thus can be transferred to and held by that Acquiring Fund if the Reorganization Plan is approved.

     For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board approved the Plan. In doing so, the Board, including its members that are not "interested persons" (as that term is defined in the 1940 Act), determined that (1) the Reorganization is in the best interests of Acquired Fund's shareholders and (2) the interests of Acquired Fund's shareholders will not be diluted as a result of effecting the Reorganization.

     The Plan, which specifies that Corporation intends it to be, and adopts it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

First American Investment Funds, Inc.
March 14, 2003
Page 5


          (1) Acquiring Fund's acquisition of all assets, consisting of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Acquired Fund's books, and other property, Acquired Fund owned at the Effective Time (collectively "Assets"), in exchange solely for the following:

               (a) the number of full and fractional (rounded to the third decimal place) (i) Class A Acquiring Fund Shares determined by dividing Acquired Fund's net value (computed as set forth in paragraph 2.1 of the Plan) ("Acquired Fund Value") attributable to the Class A Acquired Fund Shares by the net asset value ("NAV") of a Class A Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), (ii) Class B Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class B Acquired Fund Shares by the NAV of a Class B Acquiring Fund Share (as so computed), (iii) Class C Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class C Acquired Fund Shares by the NAV of a Class C Acquiring Fund Share (as so computed), (iv) Class S Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class S Acquired Fund Shares by the NAV of a Class S Acquiring Fund Share (as so computed), and (v) Class Y Acquiring Fund Shares determined by dividing the Acquired Fund Value attributable to the Class Y Acquired Fund Shares by the NAV of a Class Y Acquiring Fund Share (as so computed), and

               (b) Acquiring Fund's assumption of all of Acquired Fund's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

          (2) The constructive distribution of those Acquiring Fund Shares to the Shareholders, by Corporation's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Shareholders' names and crediting each Shareholder's account with the respective pro rata number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Acquired Fund Shares, including any represented by

First American Investment Funds, Inc.
March 14, 2003
Page 6


     certificates, simultaneously will be canceled on Acquired Fund's share transfer books),(5) and

          (3) Acquired Fund's termination as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.


                                 REPRESENTATIONS
                                 ---------------

     Corporation has represented and warranted to us as follows(6):

          (1) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Acquired Fund Shares it constructively surrenders in exchange therefor;

          (2) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person "related" (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

--------------------

(5) The Plan provides that, at the time of the Reorganization, the Acquired Fund Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Acquired Fund Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Acquired Fund Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. See discussion at part V. under "Analysis," below.

(6) All of the following Representations actually are set forth in the Plan as conditions to the obligations of one or the other Fund or both Funds. Paragraph
4.1.15 of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions "and treat them as representations and warranties Corporation made to" us.

First American Investment Funds, Inc.
March 14, 2003
Page 7


          (3) Each Shareholder will pay his or her own expenses (including fees of personal investment or tax advisors for advice regarding the Reorganization), if any, he or she incurs in connection with the Reorganization;

          (4) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

          (5) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

          (6) Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets held thereby immediately before the Reorganization;

          (7) None of the compensation received by any Shareholder who is an employee of or service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that Shareholder held; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (8) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (as defined in section 304(c)) of Acquiring Fund;

          (9) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187);

          (10) The aggregate value of the acquisitions, redemptions, and distributions limited by the Representations in paragraphs (15), (18), and (23) will not exceed 50% of the value (without giving effect to

First American Investment Funds, Inc.
March 14, 2003
Page 8


     such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund at the Effective Time;

          (11) Acquired Fund incurred the Liabilities in the ordinary course of its business;

          (12) Each Fund is a "fund" as defined in section 851(g)(2); each Fund qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; Acquired Fund will invest the Assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

          (13) Acquired Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

          (14) From the date it commenced operations through the Effective Time, Acquired Fund will conduct its "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner; and before the Effective Time Acquired Fund will not
     (a) dispose of and/or acquire any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC, or (b) otherwise change its historic investment policies;

          (15) During the five-year  period  ending at the Effective  Time,
     (a) neither Acquired Fund nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

          (16) Not more than 25% of the value of Acquired Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more

First American Investment Funds, Inc.
March 14, 2003
Page 9


     than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

          (17) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (18) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

          (19) Following the Reorganization, Acquiring Fund (a) will continue Acquired Fund's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) and (b) will use a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in a business; in addition, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

          (20) There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or a business trust or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

          (21) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

          (22) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Acquired Fund; and

First American Investment Funds, Inc.
March 14, 2003
Page 10


          (23) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares.


                                     OPINION
                                     -------

     Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Acquired Fund's distribution of those shares pro rata to the Shareholders constructively in exchange for their Acquired Fund Shares, will qualify as a "reorganization" as defined in section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

          (2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities(7) or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Acquired Fund Shares;

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

          (4) Acquiring Fund's basis in the Assets will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Acquired Fund's holding period therefor;

          (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

--------------------

(7) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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March 14, 2003
Page 11


          (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Acquired Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.


                                    ANALYSIS
                                    --------

I.   The Reorganization Will Qualify as a C Reorganization, and Each Fund Will
     -------------------------------------------------------------------------
     Be a Party to a Reorganization.
     ------------------------------

     A.   Each Fund Is a Separate Corporation.
          -----------------------------------

     A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations).

     Although Corporation is a corporation, it is not participating as such in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Corporation). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

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March 14, 2003
Page 12


     B.   Transfer of "Substantially All" of Acquired Fund's Properties.
          -------------------------------------------------------------

     For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Acquired Fund's properties.

     C.   Qualifying Consideration.
          ------------------------

     The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

     D.   Distribution by Acquired Fund.
          -----------------------------

     Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g) -- Acquired Fund will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Acquired Fund Shares; as soon as is reasonably practicable thereafter, Acquired Fund will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

     E.   Requirements of Continuity.
          --------------------------

     Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d)

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Page 13


("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

          1.   Continuity of Business Enterprise.
               ---------------------------------

     To satisfy the continuity of business enterprise requirement of Treas. Reg.
Section 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

     While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

     The investment objective of each Acquired Fund is identical or substantially similar to that of its corresponding Acquiring Fund. In addition, the principal investment strategies of each Acquired Fund are similar, and in some cases identical, to those of its corresponding Acquiring Fund, with the exception of the Reorganization involving Health Sciences Fund and Large Cap Growth Opportunities Fund. In the case of that Reorganization, however, (1) both Funds invest primarily in common stocks and (2) the primary difference in their principal investment strategies is that Acquiring Fund's strategy is much broader, but that enables it to continue Acquired Fund's investment strategy, a result that would not be possible if Acquired Fund were the Fund with the broader investment strategy. Moreover, after the Reorganization each Acquiring Fund will continue its corresponding Acquired Fund's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)), which that Acquired Fund will conduct in a substantially unchanged manner from the date it commenced operations through the Effective Time. Accordingly, there will be business continuity.

     Acquiring Fund not only will continue Acquired Fund's historic business, but it also will use in its business a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. Section
1.368-1(d)(3)). Indeed, (1) as of the date of the Proxy Statement, Adviser believed that most of Acquired Fund's assets will be consistent with Acquiring Fund's investment objective and policies and thus can be transferred to and held

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Page 14


by Acquiring Fund, (2) from the date the Board approved the Plan through the Effective Time, Acquired Fund will not dispose of and/or acquire any assets for the purpose of satisfying Acquiring Fund's investment objective or policies, and
(3) Acquiring Fund has no plan or intention to sell or otherwise dispose of any Assets, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC. Accordingly, there will be asset continuity as well.

     For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

          2.   Continuity of Interest.
               ----------------------

     Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation  . . . ."  That  section  goes  on to  provide  that  "[h]owever,  a proprietary  interest  in  the  target  corporation  is  not  preserved  if,  in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

     For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.8 Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are

--------------------

(8)   Rev. Proc. 77-37,  supra;  but see  Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

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First American Investment Funds, Inc.
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Page 15


disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5,
1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul.  199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).(9)

     During the five-year period ending at the Effective Time, (1) neither Acquired Fund nor any person related(10) thereto will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor is there any plan or intention for Acquiring Fund, or any person related thereto, to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending at the Effective Time, neither Acquiring Fund nor any person related thereto will have acquired

--------------------

(9) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981); also see Treas. Reg. Section 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(10) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. Section 1.368-1(e)(3).

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Page 16


Acquired Fund Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund at the Effective Time.

     There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Acquired Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person related to Acquiring Fund. Moreover, Corporation (a) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (c) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

     Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

     F.   Business Purpose.
          ----------------

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY v. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

First American Investment Funds, Inc.
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Page 17


     G.   Satisfaction of Section 368(a)(2)(F).
          ------------------------------------

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

     For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

     H.   Each Fund Will Be a Party to a Reorganization.
          ---------------------------------------------

     Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. Section 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Acquired Fund is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.  Acquired Fund Will Recognize No Gain or Loss.
     --------------------------------------------

     Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section

First American Investment Funds, Inc.
March 14, 2003
Page 18


361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

     Section  357(a)  provides  in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

     As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Acquired Fund will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Acquired Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Acquired Fund will recognize no gain or loss on the Reorganization.(11)


III. Acquiring Fund Will Recognize No Gain or Loss.
     ---------------------------------------------

     Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Acquired Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV.  Acquiring Fund's Basis in the Assets Will Be a Carryover Basis, and Its
     -----------------------------------------------------------------------
     Holding Period Will Include Acquired Fund's Holding Period.
     ----------------------------------------------------------

     Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor,

--------------------

(11)   See footnote 7.

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First American Investment Funds, Inc.
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Page 19


increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Acquired Fund will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in the Assets will be the same as Acquired Fund's basis therein immediately before the Reorganization.

     Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Acquired Fund's holding period therefor.


V.   A Shareholder Will Recognize No Gain or Loss.
     --------------------------------------------

     Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Acquired Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Acquired Fund Share certificates in exchange for Acquiring Fund Shares, their Acquired Fund Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's share transfer books) and will be treated as having been exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

VI.  A Shareholder's Basis  in  Acquiring Fund Shares Will Be a Substituted
     ----------------------------------------------------------------------
     Basis, and its Holding Period therefor Will Include its Holding Period
     ----------------------------------------------------------------------
     for its Acquired Fund Shares.
     ----------------------------

     Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as

First American Investment Funds, Inc.
March 14, 2003
Page 20


the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis in its Acquired Fund Shares it constructively surrenders in exchange for those Acquiring Fund Shares.

     Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg. Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Acquired Fund Shares it constructively surrenders in exchange therefor, provided the Shareholder holds those Acquired Fund Shares as capital assets at the Effective Time.


                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By:   /s/ Theodore L. Press
                                             ---------------------
                                                Theodore L. Press

                                   SCHEDULE A



--------------------------------------------------------------------------------
     ACQUIRED FUNDS                                ACQUIRING FUNDS
     --------------                                ---------------
--------------------------------------------------------------------------------
Large Cap Growth Fund                     Large Cap Growth Opportunities Fund(1)

--------------------------------------------------------------------------------
Health Sciences Fund                      Large Cap Growth Opportunities Fund(1)

--------------------------------------------------------------------------------
Mid Cap Growth Fund                       Mid Cap Growth Opportunities Fund(2)

--------------------------------------------------------------------------------
Small Cap Growth Fund                     Small Cap Select Fund(3)

--------------------------------------------------------------------------------
Emerging Markets Fund                     International Fund

--------------------------------------------------------------------------------
Bond IMMDEX(TM)Fund                       Core Bond Fund(4)

--------------------------------------------------------------------------------
High Yield Bond Fund                      High Income Bond Fund(5)

--------------------------------------------------------------------------------


(1)   Formerly known as Large Cap Core Fund.

(2)   Formerly known as Mid Cap Core Fund.

(3)   Formerly known as Small Cap Core Fund.

(4)   Formerly known as Fixed Income Fund.

(5)   Formerly known as Strategic Income Fund.